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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                              Virata Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   927646109
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP No. 927646109

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1.   I.R.S. Identification Nos. of above persons  (entities only).

      Oracle Corporation


------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group  (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization:

4.    Delaware


------------------------------------------------------------------------------
                          Sole Voting Power:
                     5.
     Number of            1,075,254

      Shares       -----------------------------------------------------------
                          Shared Voting Power:
   Beneficially      6.
                          0
     Owned by
                   -----------------------------------------------------------
       Each               Sole Dispositive Power:
                     7.
    Reporting             1,075,254

      Person       -----------------------------------------------------------
                          Shared Dispositive Power:
       With          8.
                          0
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person:
 9.
      1,075,254
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):
10.
      Not Applicable

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9):
11.
      1.7%
------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions):
12.
      CO
------------------------------------------------------------------------------

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                                 SCHEDULE 13G/A

                                (Amendment No. 1)

Item 1.

            (a)    Name of Issuer: Virata Corporation

            (b) Address of Issuer's Principal Executive Offices: 2933 Bunker Hill Lane, Suite 201, Santa Clara, CA 95054

Item 2.

            (a)    Name of Person Filing: Oracle Corporation

            (b)    Address of Principal Business Office or, if none, Residence:
                   500 Oracle Parkway, Redwood City, CA  94065

            (c)    Citizenship: Delaware

            (d) Title of Class of Securities: Common Stock, par value $.001 per share

            (e)    CUSIP Number: 927646109

Item 3.     Not applicable

Item 4.     Ownership.

            (a)    Amount beneficially owned: 1,075,254

            (b)    Percent of class: 1.7%

            (c)    Number of shares as to which the person has:

                   (i)     Sole power to vote or to direct the vote: 1,075,254

                   (ii)    Shared power to vote or to direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition of: 1,075,254

                   (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not applicable.

Item 8. Identification and Classification of Members of the Group. Not applicable.

Item 9.   Notice of Dissolution of Group.  Not applicable.

Item 10.  Certification.  Not applicable.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            Date: February 12, 2001

                                              Oracle Corporation


                               Signature: /s/ Daniel Cooperman
                                          -----------------------------
                                              Daniel Cooperman
                            Senior Vice President, General Counsel & Secretary